Exhibit 5.3

May 13, 2016

The Goodyear Tire & Rubber Company

200 Innovation Way

Akron, Ohio 44316-0001

Dear Sirs:

Re:	Goodyear Canada Inc.

We have acted as special Ontario counsel for Goodyear Canada Inc. (“Goodyear Canada”) in connection with (x) the financial assistance being provided by Goodyear Canada to its parent company, The Goodyear Tire & Rubber Company (“Goodyear US”), and (y) the registration under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of the guarantees of Goodyear Canada (the “Guarantees”) contained in the Indenture (defined below) pursuant to the registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on November 2, 2015 (the “Registration Statement”). The financial assistance relates to certain senior unsecured notes to be issued by Goodyear US pursuant to the Indenture dated as of August 13, 2010 among Goodyear US, the subsidiary guarantors parties thereto and Wells Fargo Bank, N.A., as trustee (the “Trustee”), as supplemented to the date hereof (the “Base Indenture”) and as further supplemented by the Fifth Supplemental Indenture dated as of May 13, 2016 (the “Fifth Supplemental Indenture”), among Goodyear US, the subsidiary guarantors party thereto and the Trustee (the Base Indenture, as so supplemented by the Fifth Supplemental Indenture, the “Indenture”).

Scope of Enquiry

In order to render our opinions, we have examined originals or copies of the following documents:

(a)	the Indenture (which includes the Guarantees);

(b)	the Registration Statement;

(c)	a certificate of status for Goodyear Canada issued by the Ontario Ministry of Government Services dated May 12, 2016;

(d)	a certified copy of the certificate and articles of amalgamation of Goodyear Canada effective January 1, 2002;

(e)	a certified copy of the by-laws of Goodyear Canada;

(f)	certified copies of a Written Declaration of Goodyear US, as the sole shareholder of Goodyear Canada, restricting the powers of the directors of Goodyear Canada and a resolution of Goodyear US, as the sole shareholder of Goodyear Canada, authorizing, among other things, the execution, delivery and performance of the Indenture; and

(g)	a certificate of Robin M. Hunter, the Secretary of Goodyear Canada, dated May 13, 2016 (the “Officer’s Certificate”).

In addition to the review of the documents recited above, we have considered such questions of law applicable in the Province of Ontario, and such law, statutes and regulations of the Province of Ontario and of Canada applicable in Ontario (collectively, “Ontario Law”).

Assumptions

As a basis for our opinions, we have made the following assumptions:

(a)	the Indenture constitutes legal, valid and binding obligations of the parties thereto under the laws of the State of New York (“New York Law”) enforceable against the parties thereto in accordance with the terms thereof under New York Law and would be enforced under New York Law as written and the provisions thereof would be given the same meaning under New York Law that would be given if the Indenture was governed by Ontario Law;

(b)	each party to the Indenture (other than Goodyear Canada) is a validly existing legal person under the laws governing its existence, has all requisite capacity, power and authority to execute, deliver and perform the obligations under the Indenture to which it is a party, has taken all necessary corporate, statutory, regulatory and other action to authorize the execution, delivery and performance by it of the Indenture to which it is a party, has duly executed and delivered the Indenture;

(c)	all signatures on documents submitted to us are genuine, all documents submitted to us as originals are authentic and complete, and all documents submitted to us as copies conform to authentic and complete original documents;

(d)	all facts set forth in official public records and certificates and other documents supplied by public officials or otherwise conveyed to us by public officials are and remain at all material times complete, true and accurate;

(e)	the Certificate of Status is conclusive evidence that Goodyear Canada is a corporation existing under the Business Corporations Act (Ontario) (the “OBCA”) and has not been dissolved under the OBCA and such a certificate bearing a current date could be obtained if requested;

(f)	all facts addressed and statements made in the Officer’s Certificate (to the extent that such statements are not conclusions of law) are complete, true and accurate as of, and at all material times prior to, the date of this opinion letter;

(g)	all relevant individuals had full legal capacity at all relevant times;

(h)	none of the documents, originals or copies of which we have examined has been amended, and there are no agreements or understandings between the parties, written or oral, and there is no usage of trade or course of prior dealing between the parties that would, in either case, define, supplement or qualify the terms of the Indenture; and

(i)	the accuracy and currency of the indices and filing systems maintained at all public offices where, as applicable, we made or conducted registrations, searches or inquiries or have caused registrations, searches or inquiries to be made or conducted, and the accuracy and completeness of all public records and any certificates issued pursuant thereto.

Applicable Law

The opinions expressed in this opinion letter are limited to Ontario Law.

Opinions

Based and relying on the foregoing, we are of the opinion that:

1.	Goodyear Canada is a corporation existing under the OBCA and has not been dissolved under the OBCA.

2.	Goodyear Canada has the capacity of a natural person and the corporate power and authority under the OBCA and its articles and by-laws to execute, deliver and grant the Guarantees contemplated by, and perform its obligations under, the Indenture.

3.	Goodyear Canada has taken all necessary corporate action to authorize the execution and delivery of the grant of Guarantees contemplated by, and performance of its obligations under, the Indenture.

Reliance

We hereby consent to the filing of this opinion letter as Exhibit 5.3 to the Current Report on Form 8-K filed by Goodyear US on May 13, 2016. We also hereby consent to the reference to us under the heading “Legal Matters” in the registration statement relating to the Guarantees and in the prospectus relating thereto. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Yours truly,

/s/ Fasken Martineau DuMoulin LLP